Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF PANDA ETHANOL

In this discussion and analysis of Panda Ethanol’s financial condition and results of operations, the words “Panda Ethanol” refer to Panda Ethanol, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires. As of September 30, 2006, the end of the period for which the financial information in this Current Report on Form 8-K is presented, Panda Ethanol was a Delaware corporation. On November 6, 2006, Panda Ethanol merged with and into Cirracor, Inc., or Cirracor, a Nevada corporation. The surviving company after the merger changed its name to “Panda Ethanol, Inc.” In this discussion and analysis of Panda Ethanol’s financial condition and results of operations, the words “Company,” “we,” “our,” “ours” and “us” refer to the surviving company after the merger and its subsidiaries, unless otherwise stated or the context otherwise requires.

The following discussion and analysis of Panda Ethanol’s financial condition and results of operations should be read in conjunction with Panda Ethanol’s financial statements and the related notes to those statements included elsewhere in this Current Report on Form 8-K. In addition to historical financial information, this Current Report on Form 8-K contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about the Company and the ethanol and other related industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “should” and variations of such words or similar expressions.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors described in our Current Report on Form 8-K, filed on November 13, 2006, in the section entitled “Risk Factors” under Item 5.01 beginning on page 3 and the following:

•	the time, cost and ability to complete construction of our ethanol plants;

•	issues arising in connection with the development and construction of our projects, including those relating to permits, easements, site conditions, workmanship, process engineering, and conflicts of interest;

•	the projected growth or contraction in the ethanol market in which we will operate;

•	fluctuations in the market price of ethanol;

•	our business strategy for expanding, maintaining or contracting our presence in this market;

•	our ability to obtain the necessary capital to finance our initiatives;

•	the sale of interests in, or entry into partnerships or joint ventures with respect to, specific projects;

•	anticipated trends in our financial condition and results of operations;

•	our ability to distinguish ourselves from our current and future competitors;

•	changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

o	national, state or local energy policy;

o	federal ethanol tax incentives;

o	regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

o	state and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether, or MTBE, a fuel derived from methanol;

o	environmental laws and regulations applicable to our operations and the enforcement thereof; and

o	regulations related to homeland security;

•	changes in weather and general economic conditions;

•	overcapacity within the ethanol and petroleum production and refining industries;

•	total United States consumption of gasoline;

•	availability and costs of products and raw materials, particularly corn, coal, natural gas, stainless steel and carbon steel;

•	labor costs;

•	labor relations;

•	fluctuations in petroleum prices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	changes in interest rates;

•	our ability to retain key employees;

•	liability resulting from actual or potential future litigation;

•	competition;

•	plant shutdowns or disruptions at our plant or plants whose products we will market;

•	availability of shuttle trains, rail cars and trucks;

•	risks regarding a loss of or substantial decrease in purchases by our major customers;

•	risks related to hedging decisions, including whether or not to enter into hedging arrangements and the possibility of financial losses related to hedging arrangements;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks relating to our current business and operations detailed in our current filings with the SEC which discuss other important risk factors concerning our historical operations.

Overview

The following discussion should be read in conjunction with Panda Ethanol’s unaudited consolidated financial statements for the nine months ended September 30, 2005 and 2006 and the related notes included in this Current Report on Form 8-K.

Panda Ethanol is in the development stage. Panda Ethanol was formed to develop ethanol production plants. Panda Ethanol does not expect to operate at a profit before its first ethanol plant is completely constructed and operational. Until June 7, 2006, Panda Ethanol was a wholly-owned subsidiary of Panda Energy, a privately-held company. On June 7, 2006, Panda Ethanol closed a private placement of approximately 14.9 million shares of its common stock for a total gross proceeds of approximately $90 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol, Panda Hereford Ethanol, L.P., entered into project level debt facilities aggregating approximately $188.1 million. On December 1, 2006, the Company closed a private placement of 1,066,667 shares of Panda Ethanol’s common stock for gross proceeds of $8 million.

On November 6, 2006, Panda Ethanol merged with and into Cirracor pursuant to a Merger Agreement dated May 18, 2006. The surviving company of the merger changed its name to “Panda Ethanol, Inc.” Pursuant to the merger, each outstanding share of common stock of Panda Ethanol was converted into the right to receive one share of Cirracor common stock with a total of 28,800,000 shares of Cirracor, Inc. common stock issued for 28,800,000 shares of Panda Ethanol common stock. The merger was accounted for as a reverse acquisition whereby Panda Ethanol was deemed to be the acquirer for accounting purposes.

Panda Ethanol began construction of its 105 million gallon, manure-fueled denatured ethanol production facility in Hereford, Texas in August 2006. Panda Ethanol currently estimates that the Hereford facility will be completed in the fourth quarter of 2007.

Through its wholly-owned subsidiaries, Panda Haskell Ethanol, L.P. and Panda Yuma Ethanol, L.P., Panda Ethanol is also currently developing additional ethanol production facilities in Haskell, Kansas and Yuma, Colorado. Panda Ethanol has received an air permit for the Yuma project and has begun to seek the debt and equity financing required to commence construction of the Yuma facility. Panda Ethanol has received an air permit for the Haskell facility and has applied for a waste water discharge permit for the Haskell facility. After receipt of a waste water discharge permit for the Haskell project, Panda Ethanol plans to seek the debt and equity financing required to commence construction of the Haskell facility. Panda Ethanol currently estimates that the Yuma facility will be completed in the first quarter of 2009 and the Haskell facility will be completed in the second quarter of 2009.

To finance its ongoing development and capital needs, Panda Ethanol will need to incur additional indebtedness, issue additional securities and/or sell interests in or form partnerships or joint ventures to develop its specific projects, although it is not currently anticipated that Panda Ethanol will sell interests in its Hereford project or in Panda Hereford Ethanol, L.P. Any such transactions may be consummated by Panda Ethanol or by the particular subsidiaries of Panda Ethanol that own and are developing the specific ethanol projects. Any such dispositions of interests in the specific projects may result in a deconsolidation of these project subsidiaries from the consolidated financial results of Panda Ethanol and may result in a material decrease in Panda Ethanol’s interest in, and control over, such projects.

From the date of its inception (November 1, 2004) through September 30, 2006, Panda Ethanol incurred an accumulated net loss of $15.2 million. Panda Ethanol believes it will incur significant losses primarily related to development and administrative expenses, and interest expense on debt, from this time forward until it is able to successfully complete construction and commence operations of its initial ethanol production facility. There is no assurance that existing financing will be adequate for completion of the Hereford facility, that Panda Ethanol will be able to secure additional financing for other projects, or that Panda Ethanol will be successful in its efforts to develop, construct and operate one or more ethanol plants. Even if Panda Ethanol successfully meets all of these objectives and begins operations, there is no assurance that it will be able to operate profitably.

Summary of Critical Accounting Policies and Estimates

This discussion and analysis of financial condition and results of operations are based on the financial statements of Panda Ethanol, which have been prepared in accordance with accounting principles generally accepted in the United States. Note 2 to the Panda Ethanol audited consolidated financial statements (contained in Cirracor’s Definitive Proxy Statement filed on October 25, 2006) and Note 2 to the Panda Ethanol unaudited consolidated financial statements included in this Current Report on Form 8-K contain summaries of Panda Ethanol’s significant accounting policies, many of which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of Panda Ethanol’s consolidated financial statements include allocation of expenses from the parent (discussed below), estimates as to the appropriate carrying value of certain assets which are not readily apparent from other sources (primarily development costs and equipment deposits), and valuation of financial derivatives. The valuation of financial derivatives is based upon discounted estimated future payments under these derivative instruments, which in turn are based upon forward market data obtained from independent sources.

Allocation of Expenses from the Parent

Panda Ethanol is in the development stage and was a wholly-owned subsidiary of Panda Energy International, Inc. (“Panda Energy”) until June 7, 2006. Until October 1, 2006, Panda Ethanol had no employees nor offices. Prior to that date, its activities were conducted by Panda Energy employees in the offices of Panda Energy. Accordingly, the financial statements of Panda Ethanol include development and administrative expenses allocated from Panda Energy, its former parent. Such allocated expenses include both salary and nonsalary costs. Allocation of salary costs from the parent is performed on an individual employee basis and is based upon the proportionate share of each employee’s time dedicated to ethanol projects. Nonsalary costs which are not specifically identifiable to projects (such as employee benefits, office rent, information technology and other office expenses) are allocated from the parent in proportion to allocated salary costs. Management of Panda Ethanol believes the allocation methodology is reasonable and represents management’s best available estimate of actual costs incurred for the ethanol development activities; however, such allocations may not necessarily be representative of the actual costs that would have been incurred by Panda Ethanol as a stand-alone company.

Results of Operations

For the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2006

Panda Ethanol is in the development stage. Panda Ethanol had no operating revenues for the nine month periods ended September 30, 2005 and 2006. Its activities consist solely of developing and constructing projects for ethanol manufacturing facilities.

Development and administrative expenses allocated from parent increased from $3,870,013 for the nine months ended September 30, 2005 to $6,470,647 for the nine months ended September 30, 2006. The increase was caused by the significant growth in development activity during late 2005 and into 2006. Development activity accelerated throughout 2005 and into 2006 as additional employees became involved in ethanol project development activities. Expenses allocated from the parent include allocated salary costs of $2.5 million and $3.9 million, and allocated nonsalary costs of $1.4 million and $2.5 million, for the nine months ended September 30, 2005 and 2006, respectively.

Other development and administrative expenses increased from $733,379 in the nine months ended September 30, 2005 to $2,629,014 in the nine months ended September 30, 2006. As with the expenses allocated from the parent discussed above, the increase was attributable to the growth in development activity during 2005 and into 2006. The major expenses in this category include contract labor and travel, both of which increased significantly as development activity increased, as well as legal and accounting fees attributable to the merger transaction in the 2006 period.

Other income and expenses for the nine months ended September 30, 2006 included interest income of $1.8 million, interest expense of $1.3 million, amortization of debt issuance costs of $0.1 million, and income from change in fair value of financial derivative of $0.3 million. There were no other income or expense items for the nine months ended September 30, 2005. The other income and expense items in the 2006 period resulted from the Company’s equity and debt financing transactions and investment of the related cash balances.

Liquidity and Capital Resources

Panda Ethanol is in the development stage and does not expect to operate at a profit before its first ethanol plant is completely constructed and operational. Panda Ethanol currently estimates that its first ethanol plant, the Hereford facility, will be completed in the fourth quarter of 2007.

Panda Ethanol had cash of $25,043, restricted cash of $247,000 and total current liabilities of $2.0 million at December 31, 2005, and cash of $13.6 million, restricted cash of $142.8 million, restricted short-term investments of $22.4 million and total current liabilities of $6.3 million at September 30, 2006. The restricted cash and short-term investments at September 30, 2006 are restricted for use in connection with the construction of the Hereford facility. In connection with the financing of the Hereford facility, Panda Ethanol paid $5.5 million to Panda Energy in the third quarter of 2006, including $2.0 million of reimbursement for costs incurred on the Hereford facility in excess of a $13.0 million capital commitment, and a $3.5 million development fee.

From the date of its inception (November 1, 2004) through September 30, 2006, Panda Ethanol incurred an accumulated net loss of $15.2 million. Panda Ethanol believes it will incur significant losses primarily related to development and administrative expenses, and interest expense on debt, from this time forward until it is able to successfully complete construction and commence operations of its initial ethanol production facility.

Management believes that Panda Ethanol’s current available working capital will be adequate for its operations through the planned completion of the Hereford facility in the fourth quarter of 2007.

On June 7, 2006, Panda Ethanol closed a private placement of approximately 14.9 million shares of its common stock to accredited investors for total net proceeds of approximately $86.1 million, after deducting offering costs of approximately $3.9 million. On July 28, 2006, a wholly-owned subsidiary of Panda Ethanol, Panda Hereford Ethanol, L.P., entered into project level debt facilities aggregating $188.1 million, which are described below. Panda Ethanol did not guarantee and is not obligated on these project level debt facilities. On December 1, 2006, Panda Ethanol closed a private placement of 1,066,667 shares of its common stock for net proceeds of approximately $7.7 million, after deducting offering costs of approximately $0.3 million.

Panda Ethanol’s Hereford facility commenced site preparation in February 2006 and construction in August 2006. Lurgi PSI, Inc. designed, engineered and is constructing the Hereford facility. The total commitment under the contract with Lurgi is approximately $161 million. Energy Products of Idaho (“EPI”) has agreed to design and supply the biomass handling and conversion equipment for the Hereford facility. The total commitment under the contract with EPI is approximately $25 million. The total estimated cost of the Hereford facility, including interest during construction, initial inventories, working capital and debt service reserves, has been estimated at approximately $269 million. There is no assurance that existing financing will be adequate for completion of the Hereford facility.

To finance its ongoing development and capital needs, Panda Ethanol will need to incur additional indebtedness, issue additional securities and/or sell interests in or form partnerships or joint ventures to develop its specific projects, although it is not currently anticipated that Panda Ethanol will sell interests in its Hereford project or in Panda Hereford Ethanol, L.P. Any such transactions may be consummated by Panda Ethanol or by the particular subsidiaries of Panda Ethanol that own and are developing the specific ethanol projects. Any such dispositions of interests in the specific projects may result in a deconsolidation of these project subsidiaries from the consolidated financial results of Panda Ethanol and may result in a material decrease in Panda Ethanol’s interest in, and control over, such projects.

Panda Ethanol needs to secure additional financing, including project level debt financing, to fund the development and construction of additional ethanol production facilities in Haskell, Kansas and Yuma, Colorado. Management estimates that it will need approximately $548 million in additional financing, of which approximately $295 million would be raised to finance the estimated development and construction costs of the Haskell facility and approximately $253 million would be raised to finance the estimated development and construction costs of the Yuma facility. It is currently anticipated that approximately $329 million of this amount will be funded through the incurrence of additional debt by the subsidiaries of Panda Ethanol that are developing the particular projects, consisting of approximately $177 million for the Haskell project and $152 million for the Yuma project. Panda Ethanol believes that the incurrence of project level debt would be non-recourse to Panda Ethanol.

In addition to funds raised through the issuance of additional securities of Panda Ethanol, amounts necessary to finance the Yuma, Haskell and other projects may be obtained through other transactions such as the sale of interests in the particular projects or the formation of partnerships or joint ventures to finance any remaining development costs for these projects. It is currently contemplated that these co-investors, partners or venture partners would generally be industry participants that have an interest in developing ethanol or have had prior involvement in the production and development of ethanol-related projects. As currently planned, none of these co-investors, partners or venture partners would own more than 50 percent of the total ownership interests in any particular project. Any sale of ownership interests in a project could have an adverse effect on Panda Ethanol’s consolidated financial results and on its ability to control the operations relating to these projects.

Additional amounts may be necessary to fund on-going operations by Panda Ethanol and the development of these and other projects. It is currently anticipated that Panda Ethanol may issue additional securities, pursuant to public offerings and/or private placements, in order to finance these capital requirements.

No assurance can be given that any such financings, sales of interests or securities, or formations of strategic partnerships may be consummated or that Panda Ethanol will be able to obtain the necessary amounts to fund these development costs and capital needs. Additionally, these transactions may have an adverse impact on the ongoing business operations and consolidated financial results of Panda Ethanol. There is no assurance that Panda Ethanol will be successful in its efforts to develop, construct and operate one or more ethanol plants. Even if Panda Ethanol successfully meets all of these objectives and begins operations, there is no assurance that it will be able to operate profitably.

Hereford Facility Project Financing

On July 28, 2006, Panda Ethanol closed three debt financing transactions, the proceeds of which will be used to finance the construction of the Hereford facility and provide certain working capital for the project. The debt transactions include a $158.1 million senior secured credit facility, or senior debt, a $30.0 million subordinated secured credit facility, or subordinated debt, and $50.0 million of tax-exempt bonds. The senior debt includes a letter of credit facility which supports the tax-exempt bonds; accordingly, the total borrowing capacity under the three debt transactions is $188.1 million. The debt financing transactions are more fully discussed in Note 5 to the unaudited financial statements contained in this Current Report on Form 8-K.

Contractual Obligations

Panda Ethanol had no contractual obligations as of December 31, 2005. The contracts for construction of the Hereford facility and the related debt obligations became effective following completion of debt financing on July 28, 2006.

The table below presents the Company’s contractual obligations as of September 30, 2006, in millions of dollars. The Company had no capital lease obligations or operating lease obligations as of September 30, 2006.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations (Note A)	$219.7	$7.3	$44.7	$51.9	$115.8
Construction-Related Obligations (Note B)	149.5	141.1	8.4	—	—

Total (Note C)	$369.2	$148.4	$53.1	$51.9	$115.8

Note A: The table includes scheduled interest, principal and fee payments related to the Company’s long-term debt outstanding as of September 30, 2006. The Company’s long-term debt obligations are all related to the construction financing for the Hereford facility. As more fully discussed in Note 5 to the Company’s unaudited financial statements included in this Current Report on Form 8-K, the amount and timing of payments may be affected by cash sweep provisions in the debt agreements which are based on the future operating cash flow of the Hereford facility. These cash sweep provisions, if applicable, would generally have the effect of accelerating principal payments on the debt as operating cash flow increases. Acceleration of principal payments under these provisions would generally reduce future interest cost since the amount of principal outstanding in future periods would be reduced. Also, the Company anticipates additional future borrowings under its debt facilities beyond those outstanding at September 30, 2006, which will increase the future payment obligations accordingly.

Note B: The Company is obligated under two construction-related contracts as more fully discussed in Note 3 to the Company’s unaudited financial statements included in this Current Report on Form 8-K. The total obligations at inception of these contracts was $186.4 million. Payments on these contracts through September 30, 2006 totaled $36.9 million, resulting in future obligations totaling $149.5 million. Payments become due under the contracts based on achievement of specified construction milestones. At September 30, 2006, $4.4 million of the future obligations was included on the balance sheet in “accounts payable and accrued liabilities – property, plant and equipment”.

Note C: The Company has financial derivative obligations consisting of a royalty interest embedded in the subordinated debt obligation which is valued at $8.3 million, and an interest rate swap agreement which is valued at $0.6 million. These obligations are more fully discussed in Notes 2 and 5 to the Company’s unaudited financial statements included in this Current Report on

Form 8-K. The value of the royalty interest is based on expected future operating cash flow of the Hereford facility. If the Hereford facility’s expected future operating cash flow increases, the value of the royalty interest liability would also increase. The value of the interest rate swap is based on expectations of future interest rates. If expectations of future interest rates increase, the value of the interest rate swap liability would decrease. The Company cannot reliably predict the timing of the derivative payments on a year-by-year basis and, accordingly, the derivative obligations are not included in the table above.

Off-balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Panda Ethanol’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF

PANDA ETHANOL

Some of the information below contains forward-looking statements. The primary objective of the following information is to provide forward-looking quantitative and qualitative information about the Company’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates charged on borrowings. The disclosure is not meant to be a precise indicator of expected future losses, but rather a reasonable indicator of possible losses. This forward-looking information provides an indicator of how Panda Ethanol views and manages its ongoing market risk exposures.

Panda Ethanol is in the development stage and is not presently conducting operations as an ethanol producer. Panda Ethanol is currently only subject to interest rate risk based on the interest rates charged on the borrowings of its wholly-owned subsidiary, Panda Hereford Ethanol, L.P. If and when Panda Ethanol begins operations, it will also be exposed to the impact of market fluctuations associated with commodity prices as discussed below. Panda Ethanol currently does not have exposure to foreign currency risk.

Interest Rate Risk

Panda Ethanol’s exposure to interest rates primarily relates to borrowings under the senior debt and the tax-exempt bonds. The interest rate is fixed on the subordinated debt.

Interest on the senior debt is payable at a variable rate based upon LIBOR as more fully described in Note 5 to the unaudited financial statements contained in this Current Report on Form 8-K. On August 28, 2006, the Company entered into an interest rate swap agreement to hedge its interest rate exposure on approximately 100% of the projected term loan balance outstanding during the construction period and lesser amounts after commercial operations commence. Under the swap agreement, on a quarterly basis the Company pays a fixed rate of 5.215% and receives a variable rate based upon LIBOR. Including the pre-completion margin of 3.75%, the Company’s total interest rate on the term loan is effectively fixed at 8.965% during construction via the swap agreement.

Interest on the tax-exempt bonds is payable at a variable rate which is reset periodically based upon market rates. A 1% change in interest rates would affect interest cost on the tax-exempt bonds by approximately $0.5 million per year based on the $50.0 million outstanding balance of the tax-exempt bonds.

Commodity Price Risk

Panda Ethanol expects to produce ethanol from corn, and its business will be sensitive to changes in the price of corn. The price of corn is subject to fluctuations due to unpredictable factors such as weather, total corn planted and harvested acreage, changes in national and global supply and demand, and government programs and policies. Panda Ethanol also expects to use natural gas in the ethanol production process in some of its facilities, and its business will be sensitive to changes in the price of natural gas. The price of natural gas is influenced by such weather factors as extreme heat or cold in the summer and winter, in addition to the threat of hurricanes in the spring, summer and fall. Other natural gas price factors include the U.S. domestic onshore and offshore rig count and the amount of U.S. natural gas in underground storage during both the injection and withdrawal seasons.

Panda Ethanol anticipates that it will attempt to reduce the market risk associated with fluctuations in the price of corn and natural gas in addition to the price of ethanol by employing a variety of risk management strategies. As Panda Ethanol is not currently engaged in production of ethanol, it does not have any of these commodity price risk management strategies in place at this time.